Exhibit 4.2

Execution Version

FIRST AMENDMENT TO AMENDED AND RESTATED
CREDIT AND GUARANTY AGREEMENT

THIS FIRST AMENDMENT TO AMENDED AND RESTATED CREDIT AND GUARANTY AGREEMENT (this “Amendment”) is entered into as of April 28, 2017 by and among HERE TO SERVE – MISSOURI WASTE DIVISION, LLC, a Missouri limited liability company (“HTS MWD”), HERE TO SERVE – GEORGIA WASTE DIVISION, LLC, a Georgia limited liability company (“HTS GWD”), MERIDIAN WASTE OPERATIONS, INC., a New York corporation (“Operations”), MERIDIAN LAND COMPANY, LLC, a Georgia limited liability company (“MLC”), CHRISTIAN DISPOSAL, LLC, a Missouri limited liability company (“Christian Disposal”), FWCD, LLC, a Missouri limited liability company (“FWCD”), THE CFS GROUP, LLC, a Virginia limited liability company (“CFS”), THE CFS GROUP DISPOSAL & RECYCLING SERVICES, LLC, a Virginia limited liability company (“CFS Disposal”), RWG5, LLC, a Virginia limited liability company (“RWG5”), MERIDIAN WASTE MISSOURI, LLC, a Missouri limited liability company (“Meridian Missouri”), and MERIDIAN INNOVATIONS, LLC, a Georgia limited liability company (“Innovations”, and together with HTS MWD, HTS GWD, Operations, MLC, Christian Disposal, FWCD, CFS, CFS Disposal, RWG5, and Meridian Missouri, the “Companies” and each, a “Company”), MERIDIAN WASTE SOLUTIONS, INC., a New York corporation (“Holdings”) and certain subsidiaries of Holdings, the Lenders from time to time party thereto and GOLDMAN SACHS SPECIALTY LENDING GROUP, L.P., as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), Collateral Agent and Lead Arranger.

RECITALS

A.           The Companies, Holdings, Lenders and Administrative Agent are parties to that certain Amended and Restated Credit and Guaranty Agreement, dated as of February 15, 2017 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Credit Agreement), pursuant to which the Lenders have made certain financial accommodations available to the Companies;

B.            The Companies have requested that the Lenders amend certain provisions of the Credit Agreement, and, subject to the terms and conditions hereof, the Lenders executing this Amendment are willing to do so; and

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, and intending to be legally bound, the parties hereto agree as follows:

A. AMENDMENT

1.            Section 1.1 of the Credit Agreement is amended by replacing the definitions of “Consolidated Adjusted EBITDA” and “Indebtedness” in their entirety with the following:\

“Consolidated Adjusted EBITDA” means, for any period, an amount determined for Holdings and its Subsidiaries on a consolidated basis equal to (i) the sum, without duplication, of the amounts for such period of (a) Consolidated Net Income, plus (b) Consolidated Interest Expense, plus (c) provisions for taxes based on income, plus (d) total depreciation expense, plus (e) total amortization expense, plus (f) Consolidated Corporate Overhead, plus (g) other non Cash items reducing Consolidated Net Income (excluding any such non Cash item to the extent that it represents an accrual or reserve for potential Cash items in any future period or amortization of a prepaid Cash item that was paid in a prior period), plus (h) with respect to any period ending on or prior to July 31, 2018, the correlative amounts set forth on the draft schedule of “Meridian Monthly Scheduled Addbacks” delivered to the Administrative Agent prior to the Restatement Date for each month in such period, in each case, to the extent that such amount is satisfactory to the Administrative Agent in its sole discretion at the time included in the calculation of Consolidated Adjusted EBITDA, plus (i) any other amounts approved by the Administrative Agent in its sole discretion, minus (ii) the sum, without duplication of the amounts for such period of (a) other non Cash items increasing Consolidated Net Income for such period (excluding any such non Cash item to the extent it represents the reversal of an accrual or reserve for potential Cash item in any prior period), plus (b) interest income, plus (c) other income, plus (d) an amount equal to the total pro forma reduction in Consolidated Adjusted EBITDA attributable to the termination of that certain Transfer Station Operation, Maintenance and Management Agreement, dated as of November 8, 2007, between FWCD, LLC and The City of O’Fallon Missouri, determined as if such contract had terminated on the first day of the applicable period, plus (e) the aggregate amount of any financing cost or discount under factoring agreements, to the extent such discount is not already included in the calculation of Consolidated Net Income, including, without limitation, any financing cost or discount under the DuPont-Citi Factoring Agreement. Notwithstanding the foregoing, Consolidated Adjusted EBITDA for the period of twelve consecutive fiscal months ending on October 31, 2016 shall be equal to $13,509,437.

“Indebtedness,” as applied to any Person, means, without duplication, (i) all indebtedness for borrowed money; (ii) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP; (iii) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money; (iv) any obligation owed for all or any part of the deferred purchase price of property or services (excluding any such obligations incurred under ERISA); (v) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person; (vi) the face amount of any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (vii) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another; (viii) any obligation of such Person the primary purpose or intent of which is to provide assurance to an obligee that the obligation of the obligor thereof will be paid or discharged, or any agreement relating thereto will be complied with, or the holders thereof will be protected (in whole or in part) against loss in respect thereof; (ix) any liability of such Person for an obligation of another through any agreement (contingent or otherwise) (a) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (b) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (a) or (b) of this clause (ix), the primary purpose or intent thereof is as described in clause (viii) above; (x) all obligations of such Person in respect of any exchange traded or over the counter derivative transaction, including, without limitation, any Interest Rate Agreement, whether entered into for hedging or speculative purposes; (xi) all Disqualified Stock issued by such Person, with the amount of Indebtedness represented by such Disqualified Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price (for purposes hereof, the “maximum fixed repurchase price” of any Disqualified Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to this Agreement, and if such price is based upon, or measured by, the fair market value of such Disqualified Stock); and (xii) all obligations under and with respect to factoring agreements, including, without limitation, those obligations arising under the DuPont-Citi Factoring Agreement.

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2.            Section 1.1 of the Credit Agreement is further amended by adding the following new definitions in alphabetical order:

“DuPont-Citi Factoring Agreement” means one or more accounts receivable purchase agreements, in form and substance reasonably acceptable to the Administrative Agent, among a Credit Party (other than Holdings) and Citibank, N.A. or one of its affiliates with respect to certain receivables payable to such Credit Party by E.I. du Pont de Nemours and Company, as it may be amended, supplemented or otherwise modified from time to time.

“Permitted Receivables Sale” means a sale of accounts receivable by any Credit Party under the DuPont-Citi Factoring Agreement so long as the purchase price discount off par (or the original amount of such receivable) with respect to such sale is not more than 1.25% of face value.

3.            Section 6.1 of the Credit Agreement is amended by deleting the word “and” at the end of clause (j) and replacing clause (k) of such Section in its entirety with the following:

(k) Indebtedness of the Companies and their Subsidiaries under the DuPont-Citi Factoring Agreement consisting of the obligation to repurchase certain accounts receivable sold thereunder in Permitted Receivables Sales in an aggregate amount not to exceed $150,000 at any time; provided, that such Indebtedness is secured only by such accounts receivable; and

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(l) other unsecured Indebtedness of the Companies and their Subsidiaries other than the types listed in Section 6.1(a) – (k), which is unsecured and subordinated to the Obligations in a manner satisfactory to Administrative Agent in an aggregate amount not to exceed at any time $250,000.

4.             Section 6.9 of the Credit Agreement is amended by deleting the word “and” at the end of clause (g) of such Section, replacing the period at the end of clause (h) of such Section with “; and”, and inserting the following new clause (i) immediately after clause (h) of such Section:

(i) Permitted Receivables Sales.

B.       EXTENSION AND WAIVER

As of March 31, 2017, at your request, the Administrative Agent and Lenders hereby:

(i)            extend the date for satisfaction of Items 1, 2, and 3 set forth on Schedule 5.15 (i.e., delivery of an original stock certificate and undated stock power, executed in blank, with respect to the Capital Stock of Mobile Science, Inc., consent of certain counterparties to Capital Leases, delivery of control agreements with respect to certain Deposit Accounts) from March 31, 2017 to April 15, 2017;

(ii)           extend the date for satisfaction of Item 4 set forth on Schedule 5.15 (i.e., delivery of mortgages and other documents with respect to certain Material Real Estate Assets) from March 31, 2017 to May 31, 2017 (or to such later date as agreed to in writing (including by email) by the Administrative Agent in its sole discretion);

(iii)          waive the Event of Default that has occurred under Section 8.1(c) of the Credit Agreement due to the failure to deliver financial statements for the months ending January 31, 2017 and February 28, 2017 on or prior to the date required under Section 5.1(a) of the Credit Agreement; and

(iv)          extend the date for delivery of financial statements, including pro forma financial statements for the period of twelve consecutive fiscal months ending on such date, under Section 5.1(a) of the Credit Agreement for the month ending March 31, 2017 to May 15, 2017 (or to such later date as agreed to in writing (including by email) by the Administrative Agent in its sole discretion).

C.       ADDITIONAL AGREEMENT OF THE CREDIT PARTIES

1.             Notwithstanding those certain Consent Letters, dated as of March 9, 2017, and March 29, 2017, by and among the Administrative Agent, Holdings and the Companies, as of May 31, 2017, the Credit Parties shall cause the Leverage Ratio as of such date to be less than the Leverage Multiple as of such date (in each case determined based on Consolidated Total Debt (excluding the Subordinated Debt and the Tranche B Term Loans) as of May 31, 2017 and Consolidated Adjusted EBITDA for the period of twelve consecutive fiscal months ending on the later of (a) the last day of the most recently ended month for which financial statements have been delivered and (b) March 31, 2017). If the Credit Parties fail to satisfy the requirement in this paragraph, it shall constitute an immediate Event of Default under the Credit Agreement.

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2.             As of May 31, 2017, the Credit Parties shall not permit the ratio of (i) total Indebtedness for Holdings and its Subsidiaries as of May 31, 2017 (excluding the Subordinated Debt) to (ii) Consolidated Adjusted EBITDA for the period of twelve consecutive fiscal months ending on the later of (a) the last day of the most recently ended month for which financial statements have been delivered and (b) March 31, 2017, to be greater than 6.50:1.00. If the Credit Parties fail to satisfy the requirement in this paragraph, it shall constitute an immediate Event of Default under the Credit Agreement.

3.             Each Credit Party hereby (i) reaffirms all of its obligations owing to the Administrative Agent under each Credit Document, (ii) covenants and agrees that so long as any Commitment is in effect and until payment in full of all Obligations, each Credit Party shall perform, and shall cause each of its Subsidiaries to perform, all obligations under the Credit Documents, including, without limitation, all covenants in Section 5 of the Credit Agreement, and (iii) represents and warrants to the Administrative Agent and Lenders that Holdings reasonably expects to and shall deliver, in accordance with Section 5.1 of the Credit Agreement, all consolidated and consolidating balance sheets of Holdings and its Subsidiaries, other information required under Sections 5.1(b) and 5.1(c) of the Credit Agreement and the related Compliance Certificates for the Fiscal Quarter ending March 31, 2017 and the fiscal months ending February 28, 2017 and March 31, 2017, in each case on or prior to May 15, 2017.

D.       CONDITIONS TO EFFECTIVENESS

Notwithstanding any other provision of this Amendment and without affecting in any manner the rights of the Lenders hereunder, it is understood and agreed that this Amendment shall not become effective, the Credit Parties shall have no rights under this Amendment, until Administrative Agent shall have received each of the following:

(i)            reimbursement or payment of its costs and expenses incurred in connection with this Amendment or the Credit Agreement (including reasonable fees, charges and disbursements of counsel to Administrative Agent) to the extent invoiced prior to the date hereof; and

(ii)           executed counterparts to this Amendment from each Company, each other Credit Party, and each of the Lenders.

E.       REPRESENTATIONS

To induce the Lenders and Administrative Agent to enter into this Amendment, each Credit Party hereby represents and warrants to the Lenders and the Administrative Agent that:

1.             The execution, delivery and performance by such Credit Party of this Amendment (a) are within each Credit Party’s corporate or limited liability company power; (b) have been duly authorized by all necessary corporate, limited liability company and/or shareholder action, as applicable; (c) are not in contravention of any provision of any Credit Party’s certificate of incorporation or formation, or bylaws or other organizational documents; (d) do not violate any law or regulation, or any order or decree of any Governmental Authority; (e) do not conflict with or result in the breach or termination of, constitute a default under or accelerate any performance required by, any indenture, mortgage, deed of trust, lease, agreement or other instrument to which any Credit Party or any of its Subsidiaries is a party or by which any Credit Party or any such Subsidiary or any of their respective property is bound; (f) do not result in the creation or imposition of any Lien upon any of the property of any Credit Party or any of its Subsidiaries; and (g) do not require the consent or approval of any Governmental Authority or any other person;

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2.             This Amendment has been duly executed and delivered for the benefit of or on behalf of each Credit Party and constitutes a legal, valid and binding obligation of each Credit Party, enforceable against such Credit Party in accordance with its terms except as the enforceability hereof may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors’ rights and remedies in general; and

3.            After giving effect to this Amendment, the representations and warranties contained in the Credit Agreement and the other Credit Documents are true and correct in all material respects, and no Default or Event of Default has occurred and is continuing as of the date hereof.

F.       OTHER AGREEMENTS

1.            Continuing Effectiveness of Credit Documents. As amended hereby, all terms of the Credit Agreement and the other Credit Documents shall be and remain in full force and effect and shall constitute the legal, valid, binding and enforceable obligations of the Credit Parties party thereto and each Credit Party reaffirms and ratifies all terms of the Credit Agreement, as amended hereby, and other Credit Documents. To the extent any terms and conditions in any of the other Credit Documents shall contradict or be in conflict with any terms or conditions of the Credit Agreement, after giving effect to this Amendment, such terms and conditions are hereby deemed modified and amended accordingly to reflect the terms and conditions of the Credit Agreement as modified and amended hereby. Upon the effectiveness of this Amendment such terms and conditions are hereby deemed modified and amended accordingly to reflect the terms and conditions of the Credit Agreement as modified and amended hereby.

2.             Reaffirmation of Guaranty. Each Guarantor consents to the execution and delivery by the Companies of this Amendment and the consummation of the transactions described herein, and ratifies and confirms the terms of the Guaranty to which such Guarantor is a party with respect to the indebtedness now or hereafter outstanding under the Credit Agreement as amended hereby and all promissory notes issued thereunder. Each Guarantor acknowledges that, notwithstanding anything to the contrary contained herein or in any other document evidencing any indebtedness of any Company to the Lenders or any other obligation of any Company, or any actions now or hereafter taken by the Lenders with respect to any obligation of any Company, the Guaranty to which such Guarantor is a party (i) is and shall continue to be a primary obligation of such Guarantor, (ii) is and shall continue to be an absolute, unconditional, continuing and irrevocable guaranty of payment, and (iii) is and shall continue to be in full force and effect in accordance with its terms. Nothing contained herein to the contrary shall release, discharge, modify, change or affect the original liability of any Guarantor under the Guaranty to which such Guarantor is a party.

3.             Acknowledgment of Perfection of Security Interest. Each Credit Party hereby acknowledges that, as of the date hereof, the security interests and liens granted to Administrative Agent and the Lenders under the Credit Agreement and the other Credit Documents are in full force and effect, are properly perfected to the extent required under the Collateral Documents and are enforceable in accordance with the terms of the Credit Agreement and the other Credit Documents.

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4.             Effect of Agreement. Except as set forth expressly herein, all terms of the Credit Agreement, as amended hereby, and the other Credit Documents shall be and remain in full force and effect and shall constitute the legal, valid, binding and enforceable obligations of the Credit Parties to the Lenders and Administrative Agent. Except as expressly provided herein, the execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of the Lenders under the Credit Agreement, nor constitute a waiver of any provision of the Credit Agreement. This Amendment shall constitute a Credit Document for all purposes of the Credit Agreement.

5.             Governing Law. This Amendment shall be governed by, and construed in accordance with, the internal laws of the State of New York and all applicable federal laws of the United States of America.

6.             No Novation. This Amendment is not intended by the parties to be, and shall not be construed to be, a novation of the Credit Agreement and the other Credit Documents or an accord and satisfaction in regard thereto.

7.             Costs and Expenses. The Companies agree to pay on demand all costs and expenses of Administrative Agent in connection with the preparation, execution and delivery of this Amendment, including, without limitation, the reasonable fees and out-of-pocket expenses of outside counsel for Administrative Agent with respect thereto.

8.             Counterparts. This Amendment may be executed by one or more of the parties hereto in any number of separate counterparts, each of which shall be deemed an original and all of which, taken together, shall be deemed to constitute one and the same instrument. Delivery of an executed counterpart of this Amendment by facsimile transmission, electronic transmission (including delivery of an executed counterpart in .pdf format) shall be as effective as delivery of a manually executed counterpart hereof.

9.             Binding Nature. This Amendment shall be binding upon and inure to the benefit of the parties hereto, their respective successors, successors-in-titles, and assigns. No third party beneficiaries are intended in connection with this Amendment.

10.           Entire Understanding. This Amendment sets forth the entire understanding of the parties with respect to the matters set forth herein, and shall supersede any prior negotiations or agreements, whether written or oral, with respect thereto.

11.           Release. Each Credit Party hereby releases, acquits, and forever discharges Administrative Agent and each of the Lenders, and each and every past and present subsidiary, affiliate, stockholder, officer, director, agent, servant, employee, representative, and attorney of Administrative Agent and the Lenders, from any and all claims, causes of action, suits, debts, liens, obligations, liabilities, demands, losses, costs and expenses (including reasonable attorneys’ fees) of any kind, character, or nature whatsoever, known or unknown, fixed or contingent, which such Credit Party may have or claim to have now or which may hereafter arise out of or connected with any act of commission or omission of Administrative Agent or the Lenders existing or occurring prior to the date of this Amendment or any instrument executed prior to the date of this Amendment including, without limitation, any claims, liabilities or obligations arising with respect to the Credit Agreement or the other of the Credit Documents, other than claims, liabilities or obligations caused by Administrative Agent’s or any Lender’s own gross negligence or willful misconduct. The provisions of this paragraph shall be binding upon each Credit Party and shall inure to the benefit of Administrative Agent, the Lenders, and their respective heirs, executors, administrators, successors and assigns.

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IN WITNESS WHEREOF, this Amendment has been duly executed as of the date first written above.

HERE TO SERVE – MISSOURI WASTE DIVISION, LLC

By:	/s/ Jeffrey Cosman
Name: Jeffrey Cosman
Title: Manager

MERIDIAN WASTE SOLUTIONS, INC.

By:	/s/ Jeffrey Cosman
Name: Jeffrey Cosman
Title: Chief Executive Officer

HERE TO SERVE – GEORGIA WASTE DIVISION, LLC

By:	/s/ Jeffrey Cosman
Name: Jeffrey Cosman
Title: Manager

MERIDIAN WASTE OPERATIONS, INC.

By:	/s/ Jeffrey Cosman
Name: Jeffrey Cosman
Title: Chief Executive Officer

MERIDIAN LAND COMPANY, LLC

By:	/s/ Jeffrey Cosman
Name: Jeffrey Cosman
Title: Manager

CHRISTIAN DISPOSAL, LLC

By:	/s/ Jeffrey Cosman
Name: Jeffrey Cosman
Title: Manager

[Signature Page to Fourth Amendment to Credit and Guaranty Agreement]

FWCD, LLC

By:	/s/ Jeffrey Cosman
Name: Jeffrey Cosman
Title: Manager

THE CFS GROUP, LLC

By:	/s/ Jeffrey Cosman
Name: Jeffrey Cosman
Title: Manager

THE CFS GROUP DISPOSAL & RECYCLING SERVICES, LLC

By:	/s/ Jeffrey Cosman
Name: Jeffrey Cosman
Title: Manager

RWG5, LLC

By:	/s/ Jeffrey Cosman
Name: Jeffrey Cosman
Title: Manager

MERIDIAN WASTE MISSOURI, LLC

By:	/s/ Jeffrey Cosman
Name: Jeffrey Cosman
Title: Manager

MERIDIAN INNOVATIONS, LLC

By:	/s/ Jeffrey Cosman
Name: Jeffrey Cosman
Title: Manager

[Signature Page to First Amendment to Amended and Restated Credit and Guaranty Agreement]

GOLDMAN SACHS SPECIALTY LENDING GROUP, LP, as Administrative Agent

By:	/s/ Stephen W. Hipp
Name: Stephen W. Hipp
Title: Senior Vice President

GOLDMAN SACHS SPECIALTY LENDING HOLDINGS, INC., as a Lender

By:	/s/ Stephen W. Hipp
Name: Stephen W. Hipp
Title: Senior Vice President

[Signature Page to First Amendment to Amended and Restated Credit and Guaranty Agreement]